Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB APPOINTS JULIE WHALEN TO BOARD OF DIRECTORS

ST. PAUL, Minn. – Aug. 06, 2025 – The board of directors of Ecolab Inc. has appointed Julie P. Whalen to the Ecolab Board of Directors as an independent director. Ms. Whalen was also appointed to the Audit and Finance Committees of the Board.

Ms. Whalen is an accomplished financial executive and business leader with deep experience in the retail, technology and hospitality sectors. She has served as Executive Vice President and Chief Financial Officer for both Expedia Group, Inc. and Williams-Sonoma, Inc, and as a Director of Expedia Group, Inc., including as Chair of its Audit Committee.

“Julie’s extensive director- and executive-level experience at major global companies will bring new ideas and unique perspectives to Ecolab’s board of directors,” said Christophe Beck, Ecolab chairman and chief executive officer. “Her deep expertise managing complex financial organizations and driving profitability in the retail, technology and hospitality sectors will strengthen how we address changing global markets and deliver winning business strategies.”

“The Ecolab Board continues to attract world-class directors with extensive executive experience in global leadership roles. Julie is a fantastic addition to the Board who will strengthen our finance and audit capabilities, while further reinforcing our strategic planning and governance,” said Dave MacLennan, lead independent director for the Ecolab board.

“I thank Dave, Christophe and the Board for the warm welcome. Ecolab is well known for consistently delivering strong shareholder returns and I am excited to contribute to growing the company’s business and positive impact,” said Julie Whalen.

Ms. Whalen, age 54, performed the role of CFO for Expedia Group from 2022 until her retirement in 2025 and for Williams-Sonoma from 2012 to 2022. She joined Williams-Sonoma in 2001 as a leader in the Corporate Financial Planning organization and progressed through positions of increasing responsibility including Corporate Controller, Treasurer and CFO. She served as a Director of Expedia Group from 2019 to 2024, including as Chair of its Audit Committee. Ms. Whalen is a Certified Public Accountant and holds a Bachelor of Science and a Juris Doctor degree from Pepperdine University.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on more than a century of innovation, Ecolab has annual sales of $16 billion, employs approximately 48,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, high tech, life sciences, hospitality and industrial markets.

www.ecolab.com

Follow us on LinkedIn @Ecolab, Instagram @Ecolab_Inc and Facebook @Ecolab.

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Investor Contacts:

Andrew C. Hedberg

+1 651 250 2185

Andrew Pearson

+1 651 250 3654

Media Contact:

Nigel Glennie

+1 651 250 2576

MediaRelations@Ecolab.com

August 6, 2025

(ECL-C)